UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act 1934

Date of Report (date of earliest event reported): February 6, 2007

PacificNet Inc.
(Exact name of registrant as specified in charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-24985 (Commission File Number)	91-2118007 (I.R.S. Employer Identification No.)

23/F, Tower A, Timecourt No. 6 Shugang Xili Chaoyang District Beijing, China (Address of Principal Executive Offices)	100028 (Zip Code)

Registrant’s telephone number, including area code: 011-852-2876-2900

601 New Bright Building, 11 Sheung Yuet Road,
Kowloon Bay, Kowloon, Hong Kong

(Registrant's former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On February 6, 2007, the registrant entered into a stock pledge and guaranty agreement (the “Stock Pledge Agreement”), in favor of Pope Investments LLC (“Pope”). The Stock Pledge Agreement was entered into in connection with, and as a condition to the issuance by PacificNet Games Limited, a 51% owned subsidiary of the registrant (“PacGames”), of a secured convertible promissory note in the principal amount of $5,000,000 (the “Note”) to Pope. Pursuant to the terms of the Stock Pledge Agreement, the registrant pledged all of its right, title and interest in the shares of PacGames (the “Pledged Shares”), including all securities, instruments, rights and other property received for the Pledged Shares to Pope as collateral to guaranty the payment of up to $2,000,000 principal amount of the Note, including interest thereon, being used by PacGames for capital asset acquisitions and leasing obligations (the “Guaranteed Amount”).

The registrant shall remain liable as principal for payment of the Guaranteed Amount until such amount is paid in full by PacGames as provided under the terms of the Note. Upon the occurrence of an event of default, which shall include (i) any event of default under the Note; (ii) any failure by registrant to perform under the Stock Pledge Agreement, or any representation or warranty that is untrue or misleading as of the date it was made; (iii) the filing of a lien, levy or assessment with respect to the Pledged Shares, which has not been released within 30 days; and (iv) the Pledged Shares being attached, seized, subject to a write or warrant, levied upon or come within the possession of a receiver, trustee, custodian or assignee for the benefit of creditors. If any event of default shall occur and be continuing after any applicable cure period, at Pope’s option, the Pledged Shares shall be transferred to Pope to be disposed of in accordance with the terms of the Stock Pledge Agreement. A copy of the Stock Pledge Agreement is attached hereto as Exhibit 10.1.

In connection with the PacGames transaction, on February 6, 2007, the registrant also entered into an agreement with Pope and AON Games Limited, the holder of 49% of the equity interest in PacGames. The agreement provides that upon the occurrence of an event which would dilute the registrant’s ownership of PacGames below 51% voting power, the registrant has the option to purchase additional shares of PacGames from AON to regain 51% ownership. Such purchase would be on terms reasonably acceptable to Pope and AON, except that if the option is exercised as a result of Pope’s participation in a subsequent financing by PacGames, the sale will be on the same terms as the subsequent financing. The registrant shall have the option to pay the purchase price in cash or issue restricted shares. The registrant also has a right of first refusal, on the same terms, with respect to the sale of shares by AON to a third party A copy of the Agreement is attached hereto as Exhibit 10.2.

Item 2.03 Creation of a Direct Financial Obligation

As disclosed in Item 1.01 above, on February 6, 2007, the registrant entered into the Stock Pledge Agreement with Pope in connection with the issuance of the Note by PacGames. The Note matures on February 6, 2010, and at Pope’s option, prior to the maturity date, may be converted into shares of PacGames representing between 26% and 32% ownership of PacGames, subject to the terms specified in the Note. The registrant has guaranteed the repayment of up to $2,000,000 principal amount of the Note, secured by the Pledged Shares.

A default by PacGames under the Note, which includes, (i) non-payment of obligations under the Note; (ii) non-performance of affirmative covenants; (iii) failure to observe negative covenants; (iv) bankruptcy, insolvency; and (v) failure to timely deliver shares upon conversion of the Note, may result, at Pope’s option, in acceleration of all outstanding principal amount and accrued but unpaid interest thereon. A default under the Note is an event of default under the Stock Pledge Agreement. Upon an event of default, in addition to other rights and remedies available to Pope under the Note and New York state law, Pope may elect to exercise its rights under the Stock Pledge Agreement and have the Pledged Shares transferred into its name to be disposed of in accordance with the terms of the Stock Pledge Agreement.

Item 4.01. Changes in Registrant’s Certifying Accountants

On February 7, 2007, the audit committee of PacificNet Inc. (the “Company”) approved the appointment of Kabani & Company, Inc. (“Kabani”), as the Company’s new independent public accountant. Kabani was engaged by the Company on the same day. The Company has not consulted with Kabani on any matters described in Item 304(2) of Regulation S-K during the two most recent fiscal years of the Company and subsequently up to the date of Kabani’s engagement.

A press release announcing the approval and engagement of Kabani was issued by the Company on February 7, 2007, and is attached hereto as Exhibit 99.1.

Item 9.01  Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Stock Pledge and Guaranty Agreement, between PacificNet Inc. and Pope Investments LLC, dated February 6, 2007

10.2	Agreement, by and among AON games Limited, PacificNet Inc and Pope Investments LLC, dated February 6, 2007

99.1	Press Release, dated February 6, 2007

99.2	Press Release, dated February 7, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACIFICNET, INC.

By: /s/ Victor Tong
Name: Victor Tong
Title: President

Dated:  February 12, 2007